EXHIBIT 99.3

TD GROUP US HOLDINGS LLC

SECRETARY’S CERTIFICATE

The undersigned, being the duly elected, qualified and acting Assistant Secretary of TD Group US Holdings LLC, a Delaware Limited Liability Company, hereby certifies that the following person is a duly elected officer of TD Group US Holdings LLC:

Cody J. Botnick, Assistant Secretary

IN WITNESS WHEREOF, the undersigned has executed this certificate on the 14th day of June 2022.

/s/ Lydia C. Boose
Lydia C. Boose, Assistant Corporate Secretary